UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

IEC Electronics Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315)331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
February 4, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IEC Electronics Corp.  The meeting will be held on Wednesday, February 4, 2009 at 9:00 a.m. local time at our offices, 105 Norton Street, Newark, New York for the following purposes:

1.	To elect six (6) directors to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.
To approve an amendment to the Company's Certificate of Incorporation to effect an up to 1:4 reverse split of the common stock, as determined in the sole discretion of the Company's board of directors.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is December 19, 2008.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.  Our transfer books will not be closed .

By Order of the Board of Directors

Martin S. Weingarten,
Secretary

DATED:	December 26, 2008
Newark, New York

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.  Your vote is important, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Table of Contents

Notice of Annual Meeting of Stockholders	1
Proxy Statement for 2009 Annual Meeting of Stockholders	3
Questions and Answers about this Proxy Material and Voting	3
Security Ownership of Certain Beneficial Owners and Management	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Proposal 1 - Election of Directors	9
Nominees for Election as Directors	9
Information Regarding the Board and its Committees	10
Compensation Committee Interlocks and Insider Participation	12
Corporate Governance and Related Matters	12
Proposal 2 - Approval of Amendment to Our Certificate of Incorporation to Effect a Reverse Stock Split	13
Overview	13
Reasons for Reverse Stock Split	13
Board Discretion to Implement the Reverse Stock Split	14
Certain Risk Factors Associated with the Reverse Stock Split	15
Material Effects of the Proposed Reverse Stock Split	15
Payment of Fractional Shares	16
Authorized Shares	16
Accounting Matters	17
Potential Anti-Takeover Effect	17
Procedure for Effecting Reverse Stock Split; Effective Date	17
Exchange of Stock Certificates	17
No Appraisal Rights	18
Federal Income Tax Consequences of the Reverse Stock Split	18
Reservation of Rights	19
Vote Required and Recommendation of Board of Directors	19
Compensation of Named Executive Officers and Directors	19
Named Executive Officers	19
Compensation Discussion and Analysis	19
Compensation Committee Report	24
Executive Officer Compensation Tables	24
Director Compensation	27
Certain Relationships and Related Person Transactions	28
Audit Committee Report	29
Independent Public Accountants	30
Other Matters	31
Appendix A – Certificate of Amendment	A-1

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315)331-7742

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of IEC Electronics Corp. (“IEC”, the “Company”, “we”, “our”, “us”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement.  The meeting will be held on Wednesday, February 4, 2009 at 9 a.m. local time at our office, 105 Norton Street, Newark, New York.  However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

We are mailing this proxy statement, the accompanying proxy card, and our Annual Report to Stockholders for the fiscal year ending September 30, 2008 (“Fiscal 2008”) on or about December 26, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on December 19, 2008, the record date for the meeting, will be entitled to vote at the annual meeting.  On December 4, 2008, there were 8,932,437 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on December 19, 2008, your shares of IEC common stock were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on December 19, 2008, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote: the election of six directors to serve until the 2010 Annual Meeting of Stockholders and the approval of an amendment to the Company's Certificate of Incorporation to effect an up to one-for-four reverse split of the common stock as determined in the sole discretion of the board of directors.  Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on.  However, if any other matters properly come before the meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of December 19, 2008.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote are present at the meeting.  Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting; or
•	You have properly submitted a proxy card.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee.  Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet or telephone voting.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors.  You may vote “FOR”, “AGAINST” or “ABSTAIN” on any other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one of more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum.  Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal, except, however, an abstention has no effect on the election of directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules applicable to a nominee holder.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.  Under rules applicable to a nominee holder, if your broker does not receive voting instructions from you, it is permitted to vote your shares on Proposal 1 (election of directors) in its discretion but not on Proposal 2 (Approval of Amendment to Company's Certificate of Incorporation to effect a reverse split of the common stock).

  How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.

This means that the six director nominees with the most affirmative votes will be elected.  Withheld votes, abstentions and broker non-votes will have no effect.

•	Proposal 2 - Approval of Amendment to Company's Certificate of Incorporation to Effect an up to 1:4 Reverse Stock Split

Approval is by the affirmative vote of a majority of the shares issued and outstanding on the record date.  Abstentions are counted and have the effect of a vote against the proposal.  Broker non-votes will be counted as a vote against the proposal.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the board of directors.  The board's recommendation is set forth together with the description of each proposal in this proxy statement.  In summary, the board recommends a vote:

•	for election of the nominated slate of directors (see Proposal 1); and

•	for approval of the Amendment to the Certificate of Incorporation (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter ending March 27, 2009.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

IEC will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. In addition, we have retained the firm of InvestorCom, Inc., a professional solicitation firm, to assist us in the distribution and solicitation of proxies, for a fee of $4,000 plus expenses.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors.  In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders also may submit proposals for inclusion in the proxy material.  These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission (the “Commission”).  To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by August 28, 2009 to our Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Secretary not less than 90 days prior to the date of the meeting.  The notice must set forth your name, address and number of shares of stock you hold, a representation that you intend to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest you have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement.  We have received no such notice for the 2009 annual meeting.  For the 2010 annual meeting of stockholders, written notice must be delivered to our Secretary at our principal office, 105 Norton Street, Newark, NY 14513, no later than October 23, 2009.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of such intent to our Secretary.  The notice must be delivered not less than 90 days before the date of a meeting of stockholders.  The notice must set forth your name and address and number of shares of stock you own, the name and address of the person to be nominated, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee.  In addition, the notice must include the consent of the nominee to serve as a director if elected.  We have received no such notice for the 2009 annual meeting.  For the 2010 annual meeting of stockholders, written notice must be delivered to our Secretary at our principal office, 105 Norton Street, Newark, NY 14513, no later than October 23, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of IEC’s common stock beneficially owned as of December 4, 2008 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our incumbent executive officers named in the Summary Compensation Table, and (iv) all of our directors, and executive officers as a group.  The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned.

	Shares		Percent of Shares
Name of	Beneficially		Beneficially
Beneficial Owner	Owned(1)		Owned(1)
Directors
W. Barry Gilbert*	553,201	(2)	6.01%

Michael G. Brudek*	435,328	(3)	4.87%

Eben S. Moulton*	379,550	(4)	4.24%

James C. Rowe*	405,972	(5)	4.54%

Carl E. Sassano*	34,644	(6)	+

Justin L. Vigdor*	256,900	(7)	2.87%

Jerold L. Zimmerman*	86,384	(8)	1.00%

Executive Officers
Donald S. Doody	134,500	(9)	1.49%

Jeffrey T. Schlarbaum	227,000	(10)	2.50%

Michael R. Schlehr	9,308		+

All directors and executive officers as a group (10 persons)	2,522,787	(11)	26.54%

*   Current member of board of directors of IEC
+   Less than 1%

(1)
The number and percentage of shares beneficially owned are based on 8,932,437 shares outstanding and entitled to vote on December 4, 2008, adjusted as required by rules promulgated by the Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable pursuant to options held by that person that are currently exercisable or exercisable within 60 days of December 4, 2008 (“options currently exercisable”) are deemed to be outstanding and beneficially owned by the person holding the options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Includes 123,782 shares held by Mr. Gilbert’s wife and 275,000 shares subject to options currently exercisable.

(3)	Includes 375,000 shares held by Mr. Brudek's wife.

(4)	Includes 23,332 shares subject to options currently exercisable.

(5)
Includes 257,231 shares held by Mr. Rowe’s 401(k) plan, 83,940 shares held by a general partnership in which Mr. Rowe is a general partner and may be deemed a beneficial owner, and 4,666 shares subject to options currently exercisable.

(6)	Includes 11,666 shares subject to options currently exercisable.

(7)	Includes 11,666 shares subject to options currently exercisable.

(8)	Includes 45,000 shares owned by Mrs. Jerold L. Zimmerman and 10,999 shares subject to options currently exercisable.

(9)	Includes 49,500 shares held by a trust for which Mr. Doody and his wife are co-trustees and co-beneficiaries and 85,000 shares subject to options currently exercisable.

(10)	Includes 17,000 shares held by Mr. Schlarbaum’s wife in her 401(k) plan and 150,000 shares subject to options currently exercisable.

(11)	Includes 572,329 shares subject to options currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission reports of ownership and changes in ownership of common stock and our other equity securities.  Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Commission regulations require the Company to identify any one who filed a required report late during the most recent fiscal year.  Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2008, we believe that, during Fiscal 2008, all of our directors and executive officers complied with the reporting requirements of Section 16(a).

(Proposal 1)
ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at seven.  Justin L. Vigdor, who currently serves as a director, has retired from the board effective as of the upcoming annual meeting.  Mr. Vigdor has served as a director since 1968 and the Company is indebted to him for his 40 years of dedicated service, support, business and legal counsel, wisdom, and commitment to IEC and its stockholders.

At this annual meeting, six persons will be nominated as directors.  All the nominees for director, except for Michael G. Brudek, were elected at the last annual meeting.  Mr. Brudek was elected by the board on November 19, 2008 to fill a vacancy on the board and Mr. Brudek is being nominated as a director for election by the stockholders for the first time at this annual meeting.

Following the annual meeting, there will remain one vacancy on the board.  The board intends to consider potential candidates to fill the vacancy and, accordingly, has not taken any action to reduce the size of the board.

It is intended that the accompanying proxy will be voted in favor of the six persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy.  All nominees have consented to serve if elected.  We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board to fill any such vacancy.

For the election of directors, only proxies and ballots marked "FOR all nominees", "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect.  Abstentions will have no effect on the vote for the election of directors.  Directors are elected by a plurality of the votes cast.  This means that the six nominees will be elected if they receive more affirmative votes than any other nominees.

The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s death, resignation or removal.

The Board of Directors unanimously recommends a vote FOR the election as directors the nominees listed below.

Nominees for Election as Directors

The names of the nominees, their ages as of December 19, 2008, and certain information about their business experience during the past five years and their directorships of other publicly held corporations  are set forth below.

W. Barry Gilbert, 62, has served as our chief executive officer since January 2004 and served as acting chief executive officer from June 2002 until that time.  He has been a director of the Company since February 1993 and chairman of the board since February 2001.  He is also an adjunct faculty member at the William E. Simon Graduate School of Business Administration at the University of Rochester.  From 1991 until 1999, he was president of the Thermal Management Group of Bowthorpe Plc. (now known as Spirent Plc) of Crawley, West Sussex, England.  Prior to that time he was corporate vice president and president, Analytical Products Division of Milton Roy Company, a manufacturer of analytical instrumentation.  Mr. Gilbert has served on a number of advisory boards for privately-held companies.

Michael G. Brudek, 65, was elected a director by the board in November 2008 to fill a vacancy on the board and is being nominated as a director for election by the stockholders for the first time at this annual meeting.  Mr. Brudek was the President and, together with his wife, a majority stockholder of Val-U-Tech Corp., a wire and cable harness interconnect business, in Victor, New York, from 1994 until its acquisition by IEC on May 30, 2008.  From May 30, 2008 until November 14, 2008, Mr. Brudek continued to serve as President of Val-U-Tech Corp.  Mr. Brudek was the co-founder and co-owner of Empire Treater Rolls, Inc. in Fishers, New York, a manufacturer of glassed steel rolls for surface treatment of plastic films and paper from 1987 until 1991.  Prior to that time he held various sales and marketing positions with The Pfaudler Co. in Rochester, New York, a manufacturer of glass-lined process equipment for the chemical and pharmaceutical industries.

Eben S. Moulton, 62, a director since November 1992, has served as president of Seacoast Capital Corporation, Danvers, Massachusetts, an investment firm, since 1994 and as president of Signal Capital Corporation, Danvers, Massachusetts, a financial services corporation, since 1988.  Mr. Moulton is a director of Seacoast Capital Corporation and Unitil Corporation, Hampton, New Hampshire, a utility company.  He is also a director of several privately-held companies.

James C. Rowe, 60, a director since January 7, 2000, has served as president of Rowe & Company LLC, Milwaukee, Wisconsin, a merchant banking firm, since April 1994.  From April 1972 through March 1994, Mr. Rowe was a director and vice president of Lubar & Co., Incorporated, Milwaukee, Wisconsin, a merchant banking firm.  Mr. Rowe is a director of The PrivateBank, N.A., Milwaukee, Wisconsin and also is a director of several privately held companies.

Carl E. Sassano, 58, a director since November 2006, has served as chairman of the board of Transcat, Inc. since October 2003 and as a director of that company since October 2000.     From March 2002 until April 2007, Mr. Sassano was chief executive officer of Transcat, Inc. and from March 2002 until May 2006, Mr. Sassano was also president of Transcat, Inc., a distributor of calibrators and test and measurement instruments, and a provider of calibration and repair services located in Rochester, New York.  Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated in 1999 and 2000 and held several other marketing and general management positions with that company commencing in 1973.  Mr. Sassano is a trustee of Rochester Institute of Technology and a member of the board of directors of the Rochester-based broadcaster WXXI.  He is also a director of several privately-held companies.

Jerold L. Zimmerman, 61, has served as a director since January 2006.  Dr. Zimmerman is the Ronald L. Bittner Professor of Business Administration at the William E. Simon Graduate School of Business Administration at the University of Rochester, where he has taught finance, accounting and economics since 1974.  He has published numerous books and papers, and is a founding editor of the Journal of Accounting and Economics.  Dr. Zimmerman has a Ph.D. in Business Administration from the University of California, Berkeley and a B.S. in Finance from the University of Colorado.

Information Regarding the Board and its Committees

Director Meeting and Attendance

During Fiscal 2008, our board held four in-person regular meetings and acted once by unanimous written consent. In addition, the directors considered Company matters and had frequent communication with the chairman of the board and others apart from the formal meetings.

During Fiscal 2008, each incumbent director attended at least 91% of the meetings of the board and the committees upon which such director served.

Board Independence

The board of directors has determined that each of our directors, except Mr. Gilbert, who is an executive officer of the Company, and Mr. Brudek, who was President of Val-U-Tech Corp. until November 14, 2008, is an "independent director" within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards and applicable Commission rules and regulations.  See "Certain Relationships and Related Person Transactions."

Board Committees

Our board has three standing committees: the audit committee, the compensation committee and the executive, nominating and governance committee.

The audit committee oversees our corporate accounting and financial reporting processes. It is responsible for the appointment, dismissal, compensation and oversight of our independent auditors, including the engagement of our auditors for the next fiscal year, the review with the independent auditors and approval of the plan of the auditing engagement, the review with the independent auditors of the results of their audit, the review of the scope and results of the evaluation of our procedures for internal auditing, the inquiry as to the adequacy of our internal accounting controls and our disclosure controls and procedures, the approval of audit and non-audit services to be provided to us by the independent auditors, and overseeing compliance matters for us.  The audit committee also reviews with management and the independent auditors our annual report on Form 10-K and the interim financial statements prior to the filing of our quarterly reports on Form 10-Q.  The audit committee also monitors compliance with our Code of Business Conduct and Ethics, our conflict of interest policy, our policy concerning trading in our securities and our related person transactions policy.  The minutes of audit committee meetings, as well as all of the recommendations of the audit committee, are submitted to the full board.  In Fiscal 2008, the audit committee, whose current members are Messrs. Rowe (Chairman), Vigdor and Zimmerman, held six meetings.  The board of directors in its business judgment has determined that each member of the audit committee is “independent” as defined in Rule 4200(a)(15) of the NASDAQ listing standards and that Mr. Rowe qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the Commission.  For the audit committee's report relating to Fiscal 2008, see "Audit Committee Report."  The committee's charter, which sets forth more specifically the duties and responsibilities of the audit committee, is available on our website at www.iec-electronics.com.

The compensation committee oversees the development and administration of our executive compensation plans, reviews and approves the compensation for all executives other than the chief executive officer, reviews and recommends to the board the compensation of the chief executive officer, reviews and approves performance goals and objectives with respect to incentive plans for all executives, oversees the evaluation of the chief executive officer, reviews and recommends to the board the terms of any employment, severance, change in control, termination or retirement arrangements for all executives, and reviews and recommends to the board the compensation paid to directors.  In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that SEC rules require be included in our annual proxy statement and prepares the committee's report that the Commission rules require be included in our annual proxy statement.  In Fiscal 2008, the compensation committee held three meetings.  The current members of the compensation committee are Messrs. Sassano (Chairman), Moulton, and Zimmerman, and each has been determined by the board to be "independent" as defined in the NASDAQ listing standards.  The compensation committee's charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com.  For more information on executive officer and director compensation and the role of the compensation committee, see "Compensation of Named Executive Officers and Directors."

The executive, nominating and governance committee exercises the powers of the board in the interval between regular meetings of the full board, identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company, and develops, recommends and reviews corporate governance principles applicable to the Company.  In Fiscal 2008, the committee, whose current members are Messrs. Moulton (Chairman), Gilbert, Rowe and Vigdor, did not formally meet.  Its functions were handled by the full board.  The board has determined that all of the members of the committee, except Mr. Gilbert, are "independent" as defined in the NASDAQ listing standards.  It is anticipated that in fiscal 2009 the board will establish a new nominating committee, all of whose members will be "independent".  The executive, nominating and governance committee charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com.

Nominating Process

The process followed by the executive, nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.  Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals due for next year’s annual meeting?”.  In addition, stockholders who wish to recommend a prospective nominee for the executive, nominating and governance committee’s consideration should submit the candidates’ name and qualifications to Corporate Secretary, IEC Electronics Corp., 105 Norton St., Newark, NY 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the executive, nominating and governance committee seeks candidates who are independent pursuant to the NASDAQ independence standards and meet certain selection criteria established by the committee.  The committee also considers an individual's skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success.  This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee: (1) was an officer or employee of the Company during Fiscal 2008; (2) was formerly an officer of the Company; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Commission rules.

In addition, none of our executive officers served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers serve on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Corporate Governance and Related Matters

Code of Ethics

For a number of years, we have had a code of ethics for our employees, officers and directors.  During Fiscal 2004, we adopted a revised version of our code of ethics, the Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our chief executive officer, chief financial officer and other senior financial officers) and employees.  In Fiscal 2004, we also adopted a whistleblower policy.

We make available to the public various corporate governance information on our website (www.iec-electronics.com) under “Investor Relations – Corporate Governance”.  Information on our website includes our Code of Business Conduct and Ethics, the Audit Committee Charter, the Compensation Committee Charter, the Executive, Nominating and Governance Committee Charter, our Related Person Transactions Policy, and our Whistleblower Policy.  Information regarding any amendments to, or waiver from, the Code of Business Conduct and Ethics will also be posted on our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, NY 14513

All stockholder correspondence will be compiled by our corporate secretary and forwarded as appropriate.

Director Attendance at Annual Meetings

We typically schedule a board of directors meeting in conjunction with our annual meeting of stockholders and, while we do not have a formal policy regarding attendance at annual meetings, we as a general matter expect that the directors will attend the annual meeting.  Each of our then incumbent directors, except Mr. Rowe whose plane was cancelled because of adverse weather conditions, attended the 2008 Annual Meeting of Stockholders.

Proposal 2
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

Overview

The stockholders are being asked to approve an up to 1:4 reverse stock split of the Company's outstanding common stock (the "Reverse Stock Split").  The board has adopted a resolution (i) declaring the advisability of an up to 1:4 Reverse Stock Split subject to stockholder approval, (ii) in connection therewith, amending the Company's certificate of incorporation to effect such a Reverse Stock Split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of the  stockholders, at any time before the date of the 2010 annual stockholder meeting.  If the proposed Reverse Stock Split is approved, the Company's board would have the discretion to elect, as it determines to be in the best interests of the Company and its stockholders, to effect the Reverse Stock Split at any exchange ratio up to 1:4 (1:2, 1:3 or 1:4) at any time before the Company's 2010 annual stockholder meeting.  The board may elect not to implement the approved Reverse Stock Split at its sole discretion.  The board believes that approval of a proposal granting this discretion to the board provides the board with appropriate flexibility to achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of the Company and its stockholders.

The text of the form of proposed amendment to the Company's certificate of incorporation is attached to this proxy statement as Appendix A.  By approving this amendment, stockholders will approve an amendment to the Company's certificate of incorporation pursuant to which any whole number of shares up to four shares of common stock would be combined into one share of common stock. The board may also elect not to do any Reverse Stock Split.

Reasons for the Reverse Stock Split

The board of directors believes that the Reverse Stock Split may be desirable for a number of reasons. First, the board believes that the Reverse Stock Split may better enable us to list our common stock on a national exchange. Second, the board believes that the Reverse Stock Split could improve the marketability and liquidity of our common stock while we continue to progress towards achieving our business objectives.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board ("OTC Bulletin Board"). The board believes that it is in the best interests of the Company and its stockholders to list our common stock on a national exchange. Alternative markets like the OTC Bulletin Board or the "pink sheets" maintained by the Pink OTC Markets, Inc. are generally considered to be less efficient and not as widely followed as other exchanges like those operated by NASDAQ or the American Stock Exchange.

In order for us to list our common stock on NASDAQ Capital Market, we must satisfy certain listing standards, one of which requires a minimum bid price of $4.00 per share. As of December 1, 2008, the high bid price for our common stock as reported on the OTC Bulletin Board was $1.60 per share. We believe that this is the only initial listing standard that we do not meet in order for us to list our stock on the NASDAQ Capital Market.

The board believes that the Reverse Stock Split may help us satisfy the minimum bid price listing standards of a national exchange. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and even if it does rise in proportion there can be no assurance that the market price per post-Reverse Stock Split share will remain at that level for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including investors' perceptions of our future performance. Notwithstanding the foregoing, our ability to list our stock on a national exchange is subject to numerous requirements other than a minimum share price, including income and market capitalization requirements and certain corporate governance requirements, such as having a majority of independent board members.  Accordingly, even if our share price were to rise as a result of the Reverse Stock Split, there can be no assurance that we would be able to list our stock on a national exchange such as the NASDAQ Capital Market.

The board also believes that any increase in the market price of our common stock as a result of implementing the Reverse Stock Split may improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The board believes, however, that any higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of our common stock that may result from some of the policies and practices of institutional investors and brokerage houses described above.

Board Discretion to Implement the Reverse Stock Split

The Reverse Stock Split will be effected, if at all, only upon a determination by the board that the Reverse Stock Split (with an exchange ratio determined by the board as described above) is in the best interests of the Company and its stockholders. The determination by the board as to whether the Reverse Stock Split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for a national exchange like The NASDAQ Capital Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the board determines to effect the Reverse Stock Split, the board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our common stock.  However, there can be no assurance that any Reverse Stock Split that the board may elect to effect will have the desired consequences.

Notwithstanding approval of the Reverse Stock Split by the stockholders, the board may, in its sole discretion, abandon the proposed amendment and determine not to effect the Reverse Stock Split prior to the date of the 2010 annual stockholder meeting.  If the board fails to implement the Reverse Stock Split prior to the date of the 2010 annual stockholder meeting, stockholder approval again would be required prior to implementing the Reverse Stock Split thereafter.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of IEC common stock (the aggregate value of all IEC common stock outstanding at the then market price) after the proposed Reverse Stock Split will be equal to or greater than the total market capitalization before the proposed Reverse Stock Split or that the per share market price of IEC common stock following the Reverse Stock Split will either equal or exceed the current per share market price.

There can be no assurance that the market price per post-split share of IEC common stock will remain unchanged or increase in proportion to the reduction in the number of pre-split shares of IEC common stock outstanding before the Reverse Stock Split. For example, based on the market price of IEC common stock on December 8, 2008 of $1.70 per share, if the board decided to implement the Reverse Stock Split and selects a Reverse Stock Split ratio of one-for-four there can be no assurance that the post-split market price of IEC common stock would be $6.80 per share or greater.

Accordingly, the total market capitalization of IEC common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of IEC common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

If the Reverse Stock Split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of IEC common stock may not improve.

While the board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of IEC common stock may not necessarily improve.

A decline in the market price of IEC common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of IEC common stock could be adversely affected following such a Reverse Stock Split.

If the Reverse Stock Split is effected and the market price of IEC common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. The market price of IEC common stock will, however, also be based on IEC's performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of IEC common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Material Effects of the Proposed Reverse Stock Split

The proposed Reverse Stock Split would affect all our stockholders uniformly and would not affect any stockholders percentage ownership interest in us, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by the proposed Reverse Stock Split, subject to the treatment of fractional shares.  For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split.  The number of stockholders of record would not be affected by the proposed Reverse Stock Split, subject to the treatment of fractional shares.

Although the proposed Reverse Stock Split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of common stock and preferred stock will not be reduced.  This may significantly increase the ability of the board to issue authorized and unissued shares without further stockholder action, subject to the rules of any exchange on which the Company's common stock may be listed.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or Bylaws.

The proposed Reverse Stock Split would reduce the number of shares of common stock reserved for issuance upon exercise of our outstanding stock options in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options.   Also, the number of shares reserved for issuance under any existing stock option plan would be reduced proportionately based on the ratio of the Reverse Stock Split.

If the proposed Reverse Stock Split is implemented, it will increase the number of stockholders who own "odd lots" of less than 100 shares of our common stock and decrease the number of stockholders who own "whole lots" of 100 shares or more of our common stock.  Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.  In addition, certain listing standards of exchanges like those operated by NASDAQ or the American Stock Exchange may require that we have a certain minimum number of holders of whole lots.

Our common stock is currently registered under Section 12(g) of the 1934 Act and we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934 (the "Exchange Act").  The proposed Reverse Stock Split will not affect the registration of the common stock under the Exchange Act.

Payment of Fractional Shares

  No fractional shares of our common stock will be issued as a result of any Reverse Stock Split.  Instead, stockholders who otherwise would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the applicable ratio, upon surrender to the transfer agent of the certificates representing such fractional shares, shall be entitled to receive cash in an amount equal to the fair market value of any such fractional shares as described below.

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our common stock, as quoted on the OTC Bulletin Board the day after the Reverse Stock Split becomes effective, multiplied by the fractional share amount, or (ii) make arrangements with our transfer agent to aggregate all fractional shares otherwise issuable in the Reverse Stock Split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder its ratable portion of the sale proceeds.

Authorized Shares

The Reverse Stock Split would affect all issued and outstanding shares of IEC common stock and outstanding rights to acquire IEC common stock. Upon the effectiveness of the Reverse Stock Split, the number of authorized shares of IEC common stock that are not issued or outstanding would increase due to the reduction in the number of shares of IEC common stock issued and outstanding based on the Reverse Stock Split ratio selected by the board. As of December 1, 2008, we had 50,000,000 shares of authorized common stock and 9,342,958 shares of common stock issued and outstanding. We will continue to have 500,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of IEC common stock will be diluted.

Accounting Matters

The Reverse Stock Split will not affect the par value of IEC common stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to IEC common stock on its balance sheet will be reduced proportionately based on the Reverse Stock Split ratio selected by the board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of IEC common stock will be restated because there will be fewer shares of IEC's common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board or contemplating a tender offer or other transaction for the combination of IEC with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate IEC's shares of common stock or obtain control of IEC, nor is it part of a plan by management to recommend to the board and stockholders a series of amendments to our Certificate of Incorporation. Other than the Reverse Stock Split proposal, the board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of IEC.

Procedure for Effecting Reverse Stock Split; Effective Date

If the stockholders approve the proposal to authorize the Reverse Stock Split and the board decides to implement the Reverse Stock Split at any time prior to the 2010 annual stockholder meeting, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend the existing Certificate of Incorporation. The Reverse Stock Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. The text of the Certificate of Amendment is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board deems necessary and advisable to effect the Reverse Stock Split, including the applicable ratio for the Reverse Stock Split.

Exchange of Stock Certificates

As of the effective date of the Reverse Stock Split, each certificate representing shares of common stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the Reverse Stock Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange.  All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

The Company's transfer agent, Registrar and Transfer Company, would act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities convertible into common stock would be notified of the effectiveness of the Reverse Stock Split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split.  Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates.  No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split, rounded up to the nearest whole share.

Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Appraisal Rights

Under the General Corporation Law of the state of Delaware, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Stock Split shares were, and the post-Reverse Stock Split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the Reverse Stock Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The proposed Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code.  Assuming the Reverse Stock Split qualifies as a reorganization, then, other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss will be recognized by a stockholder upon his or her exchange of pre-Reverse Stock Split shares for post-Reverse Stock Split shares.  The aggregate tax basis of the post-Reverse Stock Split shares received in the Reverse Stock Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-Reverse Stock Split shares exchanged therefor.  The stockholder's holding period for the post-Reverse Stock Split shares will include the period during which the stockholder held the pre-Reverse Stock Split shares surrendered in the Reverse Stock Split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the Reverse Stock Split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph.  The stockholder will then be deemed to have sold that fractional share back to the Company for the cash actually received.  The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the fractional share.  Gain or loss will generally be a capital gain or loss.  Capital gain of a noncorporate United States holder is generally taxed at a lower rate than non-capital gain where the property has a holding period of more than one year.  Deduction of capital losses is subject to limitation.

No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Reservation of Rights

We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse Stock Split has been authorized by our stockholders at the annual meeting, and by voting in favor of a Reverse Stock Split you are expressly also authorizing us to determine not to proceed with the Reverse Stock Split if we should so decide.

Vote Required and Recommendation of Board of Directors

The affirmative vote of a majority of all outstanding shares of IEC common stock entitled to vote on this proposal will be required for approval of this proposal. As a result, abstentions and broker non-votes will have the effect of votes against the proposal. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF IEC TO EFFECT AN UP TO 1:4 REVERSE STOCK SPLIT AS DETERMINED BY THE BOARD OF DIRECTORS.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during Fiscal 2008.  For Fiscal 2008, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	W. Barry Gilbert - chairman and chief executive officer
•	Jeffrey T. Schlarbaum - executive vice president and president of IEC contract manufacturing
•	Donald S. Doody – senior vice president of operations
•	Michael R. Schlehr – vice president and chief financial officer
•	Brian H. Davis – former vice president and chief financial officer

Compensation Discussion and Analysis

Objective of the Compensation Program

The goal of our executive compensation program is to support the attainment of our long and short-term strategic and financial objectives, thereby aligning the interests of the Company’s executives with the interests of shareholders.  Our executive compensation program is intended to provide a competitive compensation program that enables us to attract, motivate, and retain the key executives required to enhance shareholder value.

What is the Company’s Approval and Decision Making Process

The Compensation Committee (“Committee”) approves and recommends to the full board all compensation decisions regarding our directors and chief executive officer and approves all compensation decisions regarding our other named executive officers.  The Committee generally approves equity awards for the Company’s other employees, although the Committee has delegated to the Company’s chief executive officer the authority to award at his discretion up to a specified number of stock options to non-executive employees for special performance or recruitment to the Company.  In Fiscal 2008, this number totaled 34,000 and represented approximately 20% of all stock options granted to employees during Fiscal 2008.

In order to maintain market competitiveness the Committee periodically reviews relevant competitive data provided by third party compensation professionals for the purpose of ensuring the compensation structure is designed to achieve the stated objectives.  In Fiscal 2008, the Company engaged Grahall Partners LLC, a leading provider of compensation consulting services and survey data, to assist the Committee in reviewing total compensation for our named executive officers and other key employees.  Services included an executive compensation review and presentation of an overview of executive compensation trends and developments to the Committee.

Grahall conducted a competitive analysis of the total compensation of our named executive officers.  This was done on a functional and rank basis using both proxy and survey data.  The survey data was based on functional match to technology firms with less than $50 million in revenue.  The proxy data included three benchmarks: a current peer group consisting of companies in the EMS industry, comparable in size to IEC; an aspiration group, consisting of companies identified by IEC as competitors for business and/or executive talent; and a geographic group, consisting of small manufacturing companies in diverse industries located in the Syracuse, Rochester and Buffalo area.

For Fiscal 2008, the Committee determined that the peer, aspiration and geographic groups would consist of the following companies:

Peer Group	Aspiration Group	Geographic Group
Cherokee International Corp.	CTS Corp.	Anaren Inc.
Cyberoptics Corp.	EMS Technologies Inc.	Astronics
Data I/O Corp Daio	Key Tronic Corp.	Graham Corp.
Elecsys Corp Asy	La Barge Inc.	Performance Technologies Inc.
Entorian Technologies Inc	LGL Group Inc.	Servotronics Inc.
Intricon Corp	Merix Corp.	Taylor Devices Inc.
Maxwell Technologies Inc.	Performance Technologies Inc.	Ultralife Batteries Inc.
Netlist Inc.	Raven Industries Inc.
Sigmatron International Inc.	Sparton Corp.
Winland Electronics Inc.

For Fiscal 2008, the actual total compensation of our chief executive officer was significantly below the median for our benchmarks and that of our other named executive officers was at the median.

During Fiscal 2008, the Committee received direct access to Grahall’s executive compensation consultant and has reserved, and periodically exercised the right to discuss any executive compensation topic with the Grahall consultant without any management involvement.

How are the Executives Compensated

The compensation program for the named executive officers consists of the following elements:

•	Base salary compensation;
•	Annual incentive compensation;
•	Long-term incentive compensation and
•	In-service employment benefits

Base Salary Compensation

Base salaries are used to provide a fixed amount of compensation for the named executive officer's regular work.  The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities.  Salary ranges have been developed for each position using internal comparability and external market data collected through Grahall.  The ranges are based on the responsibilities and scope of each position and experience, skills, and leadership capabilities required to perform each position.

For the named executive officers, other than the chief executive officer, the chief executive officer prepares a salary recommendation following a review of individual performance, competitive market data, and affordability for the Company.  The recommendation is presented to the Committee.  The Committee relies in part on the chief executive officer’s evaluation of each other named executive officer’s performance in deciding whether to make an adjustment to each executive’s salary in a given year.  In the case of a change in role, careful consideration is given to the new responsibilities, external pay practices and internal peer comparisons, in addition to past performance and experience.

With respect to the base salary of the chief executive officer, the board considers individual and Company performance, as well as external market practices, prior to recommending any changes.  In the past several years, the chief executive officer has requested the board to maintain a modest base salary.  The board therefore tied a significant portion of the chief executive officer's cash compensation via the annual incentive compensation to the financial objectives of the organization (see below).

All compensation changes are effective on January 1st of each year.  For Fiscal 2008, there was no adjustment in the chief executive officer’s base salary.  Base salary increases for our other named executive officers varied from 3.5% to 6.0%.  The increases were determined by the Committee based upon the factors discussed above, competitive conditions, and the Committee’s view of each officer’s duties, responsibilities and performance.

Annual Cash Incentive Awards

           Our named executive officers may be awarded annual cash bonuses under our annual incentive plan (“Plan”).  The Plan rewards executives and management for overall company performance with respect to increase in revenue and earnings, improved cash flow, and improvement in on-time delivery to our customers.   We believe this variable performance plan aligns the interests of our named executive officer with our shareholders' interest in improving the financial strength of the Company as it continues to grow.

The Fiscal 2008 target and actual cash incentive awards as a percentage of salary to be paid to each of our named executive officers are shown in the table below.  The actual cash incentive awards are also shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in the Executive Compensation Tables section which follows this Compensation Discussion and Analysis.

Name	Target payout as a % of salary	Payout range as a % of salary	Threshold Award	Target Bonus Award	Maximum Award	Actual Cash Award	Actual Award as a % of Salary
Mr. Gilbert	45%	0% - 90%	$31,125	$93,375	$186,750	$47,349	24%
Mr. Schlarbaum	40%	0% - 80%	$29,625	$79,000	$158,000	$41,752	21%
Mr. Doody	35%	0% - 70%	$20,938	$58,625	$117,250	$31,342	19%
Mr. Schlehr (1)	35%	0% - 70%	$35,000	$54,250	$112,438	$35,000	38%
Mr. Davis (2)	35%	0% - 70%	$18,750	$52,500	$105,000	0	—

(1)           As part of his offer of employment, Mr. Schlehr was guaranteed a minimum award of $35,000.

(2)           Mr. Davis resigned as an employee effective February 15, 2008.  In order to receive an award, an executive officer must be an employee of the Company on the date the award is to be distributed.

The actual cash incentive award is determined by the Committee by comparing each named executive officer’s level of achievement against his individual financial and strategic performance objectives and as a result may be less than or greater than the target bonus amount.

Long-Term Equity Incentive Awards

Equity based compensation and ownership is intended to ensure that our named executive officers have a continuing stake in the long-term success of the Company.  The Committee believes that stock options and other methods of equity based incentive compensation are critical in motivating the long-term creation of shareholder value.  There is no set formula for the award of options under the 2001 Plan.  Factors considered by the Committee in making option awards to any named executive officers include:

•	His position within the Company;
•	Competitive market data provided by outside consultants;
•	The importance in retaining the named executive officer;
•	His past and expected future contributions to the Company;
•	His history of past awards;
•	His time in current position; and
•	Any changes in his responsibility and scope.

The Company’s stock options are awarded at the closing price of the Company’s stock on the date of grant and vest over various periods.  Stock option grants provide an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business.

In February 2008, Mr. Schlehr was granted an incentive stock option upon being hired.  The options vest 50% on February 17, 2011 and 50% February 17, 2012.

In May 2008 the Compensation Committee awarded Mr. Schlarbaum and Mr. Doody restricted stock awards to reflect their recent promotions.  The Committee granted restricted stock to provide an additional type of equity-based long-term compensation, further aligning those executives’ interests with the interests of our shareholders.  The Committee believed the granting of restricted stock would further promote a long-term ownership perspective and thus retention of those executives.

On January 23, 2008 the Board of Directors approved an amendment to the performance stock option grants issued on May 11, 2005 to Mr. Schlarbaum and Mr. Doody and on July 13, 2005 to Mr. Gilbert, to provide additional retention incentives.  The original grants were subject to vesting and exercise upon achieving performance goals for fiscal years ending September 30, 2008, 2009, and 2010. As amended, the grants (to the extent not already vested at September 30, 2007) shall vest and be exercisable as follows: 50% on May 11, 2009 (except in the case of Mr. Gilbert which date shall be July 13, 2009) and 50% on May 11, 2010 (except in the case of Mr. Gilbert which date shall be July 13, 2010).

Benefits and Perquisites

Our named executive officers are eligible for the same benefits available to our employees generally.   In Fiscal 2008, the Company provided a car allowance to Mr. Schlarbaum due to his travel to customer locations.  There are no additional perquisites offered to our named executive officers.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (“Savings Plan”).  The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company does not match employee contributions.

           Selection and Balance of Components of Compensation

The Committee, with recommendations from the chief executive officer, determines the mix and balance of our compensation elements by considering data provided by our external compensation consultant and internal equity.  In general, the amount of base salary, potential bonus, and potential stock-based compensation for each executive officer is chosen to achieve our objectives of meeting the Company’s business goals, attracting and retaining top quality executives, and enhancing the interests of our stockholders.

Employment, Severance and Change in Control Arrangements

We do not have employment or change in control arrangements with any of our named executive officers.  We have entered into severance arrangements with Mr. Schlehr and Mr. Doody, pursuant to their offers of employment.  Mr. Doody’s arrangement expires on November 14, 2009; there is no expiration date for Mr. Schlehr’s arrangement. Our 2001 Plan provides that upon a change in control, unless the board otherwise determines, all outstanding options will immediately become fully vested and exercisable.

The table below reflects the amount payable to Mr. Schlehr and Mr. Doody in the event of termination of his employment for any reason other than gross misconduct.

Name	Severance (1)	Continuation of Insurance Benefits
Donald S. Doody	$84,000	$4,457.70
Michael R. Schlehr	$77,500	$4,457.70

(1)  Payment of six months salary based on executive's annual base salary as of September 30, 2008 and does not reflect any applicable payroll taxes.

Brian Davis resigned his employment effective February 15, 2008 and under the terms of his offer letter he was entitled to severance in the amount of $75,296.  The Company has agreed to allow Mr. Davis to take any or all of his severance in the form of future health care coverage as a retiree under IEC’s group health plan for as long as the funds cover the costs.  Should Mr. Davis become eligible for health insurance elsewhere he may cancel his coverage and request payment for the balance of the severance owed within 30 business days of written notice to the Company.  Pursuant to the separation agreement we entered into with Mr. Davis at he time of his resignation, the vesting of options to purchase an aggregate of 20,000 shares was accelerated and options to purchase an additional 20,000 shares were cancelled, subject in each case to Mr. Davis’s performance of his obligations under the independent consulting agreement we entered into with him in connection with his resignation. The severance agreement also extended the exercisability of options to purchase an aggregate of 75,000 shares through their expiration dates.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the named executive officers to $1,000,000 each.  However, compensation is exempt from this limit if it qualifies as "performance-based compensation".  The committee has carefully considered the impact of this tax code provision and our normal practice is to take such action as is necessary to preserve our tax deduction.  Our 2001 Plan complies with the provisions of Section 162(m).  Accordingly, any gains realized upon the exercise of stock options granted under the Plan will qualify as "performance-based compensation" and will be fully deductible by us.  We believe that all of our compensation expense for Fiscal 2008 will be deductible for federal income tax purposes.

Although we will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation.  Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m).  It is not expected that the compensation of any named executive officer will exceed $1,000,000 in Fiscal 2009.

Compensation Committee Report

The compensation committee, which is composed entirely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Carl E. Sassano, Chairman
Eben S. Moulton
Jerold L. Zimmerman

The information contained in the above compensation committee report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference to such filings.

Executive Officer Compensation Tables

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2008.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
W. Barry Gilbert	2008	$196,643	0	$127,050	$47,349	$17,365	(3)	$388,407
Chairman & CEO	2007	$184,336	0	$9,669	$77,220	$17,365	(3)	$288,590

Jeffrey T. Schlarbaum Executive VP and Pres. of IEC	2008	$203,301	$7,875	$0	$41,752	$12,500	(4)	$265,428
Contract Mfg.	2007	$188,653	0	$14,500	$69,875	0		$273,028

Donald S. Doody	2008	$166,175	$6,300	$4,875	$31,342	$13,000	(4)	$221,692
Senior VP of Operations	2007	$157,668	0	$15,375	$40,000	0		$207,818

Michael R. Schlehr Vice President & CFO (5)	2008	$92,587	0	0	$35,000	$5,000	(6)	$132,587

Brian T. Davis (7)	2008	$59,542		$5,800	0	$80,296	(8)	$145,638
	2007	$141,092		$5,800	$41,206	0		$186,097

(1)
The amounts disclosed in this column represent the expense we recorded in accordance with SFAS 123R during the year indicated for the fair value of equity based awards granted in that year as well as in prior years and does not represent actual cash compensation paid to our named executive officers.  A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 1 (Business and Summary of Significant Accounting Policies) and Note 6 (Stock Based Compensation) to the Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(2)
The amounts shown reflect cash payments made to the named executive officers in November of the indicated year based on our annual performance incentive plan (see "Compensation Discussion and Analysis").

(3)	Represents a premium paid in lieu of salary on a long-term care insurance contract for Mr. Gilbert and his wife, in accordance with Section 7702B of the Internal Revenue Code.
(4)	Represents amount payable to reimburse the executive for the income tax liability resulting from the award of restricted stock.
(5)	Mr. Schlehr joined the Company on February 18, 2008.
(6)	Represents a signing bonus paid to Mr. Schlehr upon hire.
(7)	Mr. Davis resigned on February 15, 2008.
(8)
Represents $75,296 in severance payable to Mr. Davis upon his resignation and a $5,000 consulting fee paid to Mr. Davis to assist in management consultations and the transition of Mr. Schlehr into the organization.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding awards for Fiscal 2008 under the 2001 Plan.

Name	Award Type	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (3)
Jeffrey T. Schlarbaum	Restricted Stock (1)	5/14/08	15,000			$7,875	(4)
Donald S. Doody	Restricted Stock (1)	5/14/08	12,000			$6,300	(4)
Michael R. Schlehr	Incentive Stock Option (2)	2/18/08		50,000	$1.70	$0

(1)	The restricted stock awards were granted under the 2001 Plan, and are subject to a two-year restriction period during which time the stock cannot be sold or otherwise transferred in any manner.

(2)	Mr. Schlehr was granted an incentive stock option upon being hired. The options vest 50% on February 17, 2011 and 50% February 17, 2012.

(3)
Amounts reflected in the “Grant Date Fair Value of Stock and Option Awards” column reflect the amount recognized for financial statement purposes in Fiscal 2008 in accordance with SFAS 123(R) for equity award expense based upon the closing market price of the Company’s common stock on the grant date as reported on the OTC Bulletin Board ($2.10). These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Whether and to what extent a named executive officer realizes value will depend on various factors, including actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

(4)	The Company also agreed to reimburse the executive for the income tax liability resulting from the award of restricted stock. See "Summary Compensation Table."

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2008.

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
W. Barry Gilbert	275,000			$.95	3/31/09
	33,340	66,660	(1)	$.55	7/12/11

Jeffrey T. Schlarbaum	100,000			$1.01	5/03/11
	50,000	100,000	(1)	$0.53	5/10/11
						15,000	(3)	$28,050

Donald S. Doody	50,000			$.51	11/14/11
	35,000	75,000	(1)	$.53	5/10/11
						12,000	(3)	$22,440

Michael R. Schlehr	0	50,000	(2)	$1.70	2/17/15

Brian H. Davis	10,000			$.21	3/16/10
	20,000			$1.52	10/28/10
	15,000			$1.12	5/12/11
	40,000			$0.53	5/10/11

(1)
Incentive stock options vest 50% on May 11, 2009 (except in the case of Mr. Gilbert which date would be July 13, 2009) and 50% on May 11, 2010 (except in the case of Mr. Gilbert which date would be July 13, 2010).

(2)	Mr. Schlehr was granted an incentive stock option upon being hired. The options vest 50% on February 17, 2011 and 50% February 17, 2012.
(3)	The restricted stock awards were granted under the 2001 Plan, and are subject to a two-year restriction period during which time the stock cannot be sold or otherwise transferred in any manner.

2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning exercises of stock options by named executive officers during the fiscal year ended September 30, 2008.

Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Barry Gilbert	33,340	$44,009
Brian H. Davis	10,000	$14,900

Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit that provides for payments or other benefits.

Non-Qualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as officers of the Company, as described under “Executive Compensation.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting non-employee director compensation the board considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the board.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the board upon the recommendation of the compensation committee.

Annual Board Retainer (1)	$12,000, payable in cash or stock
Annual Committee Chair Retainer	$3,000
Board Meeting Fee	$1,000, payable in stock
Reimbursement for expenses incurred in attending board meetings

(1)	Payable quarterly

Equity Compensation Paid to Non-Employee Directors

Our 2001 Plan authorizes the granting to non-statutory stock options to non-employee directors in such amounts and at such times as may be determined by the board.  A non-statutory stock option ("NSO") for 7,000 shares was granted to each of the non-employee directors on January 23, 2008 at an exercise price of $1.70 per share (the closing market price of the Company’s common stock on the grant date as reported on the OTC Bulletin Board).  The NSOs vest in three equal installments as follows: 1/3 after six months, 1/3 after one year, and the balance after two years.

Director Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended September 30, 2008.

Name(1)	Fees Earned Paid in Cash ($) or Stock (2)	Option Awards(3) ($)	Total ($)
Eben S. Moulton (4)	$19,000	$5,898	$24,898
James C. Rowe (4)	$18,000	$5,898	$23,898
Carl E. Sassano (5)	$17,500	$5,898	$23,398
Justin L. Vigdor	$16,000	$5,898	$21,898
Jerold L. Zimmerman	$16,000	$5,898	$21,898

(1)	W. Barry Gilbert, the Company’s Chairman of the Board, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director.
(2)
The fees set forth in this column represent fees paid in cash or stock. Mr. Zimmerman has elected to receive his annual board retainer in stock; all directors have elected to receive their board meeting fees in stock. The number of shares given to a director in payment of the board meeting fee is determined by dividing $1,000 by the closing price of the Company's common stock on the date of the board meeting.  The number of shares given to a director in payment of the quarterly retainer fee is determined by dividing $3,000 by the closing price of the Company's common stock on the first trading day after the close of the quarter.

(3)
The amounts disclosed in this column represent the expense we recorded in accordance with SFAS 123R during Fiscal 2008 for the fair value of stock options granted in Fiscal 2008 as well as in prior years and does not represent actual cash compensation paid to the directors. A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 1 (Business and Summary of Significant Accounting Policies) and Note 6 (Stock-Based Compensation) to the Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	Mr. Moulton and Mr. Rowe received an annual retainer for serving as Committee Chairs throughout the fiscal year.
(5)	Mr. Sassano was named the Chair of the Compensation Committee at the January Shareholder Meeting.

Non-employee directors are provided term life insurance in the amount of $50,000.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

At its November 2007 meeting, our board adopted a written policy addressing the Company's procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to Commission rules.  The policy provides that any transaction, arrangement or relationship with a "related person" (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and which exceeds $90,000 will be subject to review, approval or ratification by the audit committee.

On May 30, 2008, the Company acquired all the stock of Val-U-Tech Corp. for $10.4 million.  Mr. Brudek, a nominee for director, was President of Val-U-Tech Corp. and, together with his wife, owned 80% of the stock of Val-U-Tech Corp.  As consideration for the sale of their stock, Mr. Brudek and his wife received $4.4 million in cash, $3.043 million in the form of IEC's promissory notes ("Seller Notes"), and 400,000 shares of IEC common stock.  The Seller Notes bear interest at the rate of 4% per annum.  Payments of principal and interest will be made in 20 equal quarterly installments beginning September 1, 2008.  On September 1, 2008 Mr. Brudek and his wife received $172,553 under the Seller Notes.  At the time of the acquisition, Mr. Brudek entered into employment and non-competition agreements with the Company.  Pursuant to the employment agreement, Mr. Brudek continued as the President of Val-U-Tech Corp.  He resigned as President of Val-U-Tech Corp. on November 14, 2008 and the employment agreement was terminated at that time.  From May 29, 2008 through September 30, 2008, the Company paid $49,058 to Mr. Brudek as salary.

AUDIT COMMITTEE REPORT

Membership and Role of Audit Committee

The audit committee of our board is responsible for providing independent, objective oversight and review of our accounting functions, internal controls and financial reporting process.  Throughout Fiscal 2008, the audit committee was comprised of Messrs. Rowe, Zimmerman and Vigdor.  The Audit Committee operates pursuant to a written charter adopted by the board of directors which was amended and restated in August 2006 and may be found on our public website www.iec-electronics.com under the “Investor Relations-Corporate Governance” section.  We believe that each of the members of the audit committee is independent as defined by applicable laws and regulations.

Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  Our independent accountants are responsible for performing an independent audit of those financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board.  The members of the audit committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

Review of our Audited Financial Statements

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K with management and discussed the quality and acceptability of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees).  In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and us, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to us, and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with our independent auditors the overall scope and plans for their audit.  The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the audit committee recommended to our board of directors (and our board has approved) that our audited financial statements for the fiscal year ended September 30, 2008 be included in the Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

James C. Rowe, Chairman
Justin L. Vigdor
Jerold L. Zimmerman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT PUBLIC ACCOUNTANTS

Rotenberg & Co., LLP has been IEC’s public accountant since May 2002 and the audit committee has selected Rotenberg & Co., LLP as our independent auditors for Fiscal 2009.  A representative of Rotenberg & Co., LLP is expected to attend the annual meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from stockholders.

The audit committee has determined that the rendering of non-audit services by Rotenberg and Co., LLP as described below, is compatible with maintaining the auditor’s independence.  In accordance with its charter and pursuant to pre-approval policies established by the audit committee, the audit committee approves in advance all audit services and permitted non-audit services to be performed by the Company’s independent public accountants before the firm is engaged to render such services.  In Fiscal 2008, all services were pre-approved by the audit committee in accordance with this policy.

Fees paid to Rotenberg & Co., LLP

The following table shows the fees that were billed by Rotenberg & Co., LLP for professional services rendered in Fiscal 2008 and Fiscal 2007.

	Fiscal 2008	Fiscal 2007
Audit Fees	$66,500	$66,500
Audit-Related Fees	-0-	5,000
Tax Fees	5,000	5,000
All Other Fees	43,588	5,000
Total Rotenberg & Co., LLP Fees	$115,088	$81,500

Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for such fiscal years and the reviews of the financial statements included in our Form 10-Q quarterly reports for such fiscal years.

Audit-related fees represent consultations concerning internal control documentation and financial accounting and reporting standards.

Tax fees consist of professional services rendered by Rotenberg & Co., LLP primarily in connection with IEC’s tax compliance activities and the preparation of federal and state income tax returns.

All other fees in Fiscal 2007 are for audit services related to our 401(k) plan.  All other fees in Fiscal 2008 are for audit services related to our 401(k) plan ($6,500) and for audit and accounting ($37,088) services related to the Company's acquisition of Val-U-Tech Corp. in Fiscal 2008.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment.  Stockholders are requested to date and sign the enclosed proxy and to mail it promptly in the enclosed postage-paid envelope.  If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish.  Otherwise your proxy will be voted for you.

By Order of the Board of Directors

Martin S. Weingarten,
Secretary

DATED:               December 26, 2008
Newark, New York

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the Fiscal Year ended September 30, 2008 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing.  Written requests should be made to: Michael R. Schlehr, Vice President and Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

Appendix A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
IEC ELECTRONICS CORP.

Under Section 242 of the General Corporation Law

IEC Electronics Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The Board of Directors of the Corporation, at a meeting held on November 19, 2008, duly adopted resolutions setting forth a proposed amendment to the Corporation’s Certificate of Incorporation and declaring said amendment to be advisable, and calling a meeting of the stockholders of the Corporation for consideration of said amendment.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation’s Certificate of Incorporation be amended by adding a new subsection to the end of Section B of Article FOURTH of the Corporation’s Certificate of Incorporation referred to as “5. Reverse Stock Split of the Common Stock” that reads as follows:

5.           Reverse Stock Split of the Common Stock.  Effective at 6:00 p.m. (Eastern Time) on the filing date of the certificate of amendment adding this Subsection 5 to the Corporation’s Certificate of Incorporation (the “Reverse Stock Split Effective Time”), each _____ shares of the Corporation’s Common Stock, par value $.01 per share, outstanding at the Reverse Stock Split Effective Time shall, without any action on the part of the holder thereof, automatically be reclassified and changed into one share of the Corporation’s Common Stock, par value $.01 per share; provided, however, that (i) if the foregoing reverse stock split of the Corporation’s Common Stock (the “Reverse Stock Split”) would result in any holder of the Corporation’s Common Stock, par value $.01 per share, having a fraction of a share of the Corporation’s Common Stock, par value $.01 per share, after the number of shares of the Corporation’s Common Stock, par value $.01 per share, held by such holder are recalculated to give effect to the Reverse Stock Split (a “Fractional Share”), then such Fractional Share shall, without any action on the part of the holder thereof, automatically be canceled in the Reverse Stock Split; and (ii) in the Reverse Stock Split, each Fractional Share shall automatically be converted into the right to receive the Trading Value (as defined below) thereof upon surrender by the holder thereof of the certificate or certificates representing such Fractional Share.  For purposes hereof, the term “Trading Value” of each Fractional Share shall mean the product of:  (A) the closing price, as reported by the Over the Counter Bulletin Board (“OTCBB”), per share of the Corporation’s Common Stock, par value $.01 per share, on the OTCBB trading day that immediately follows the date of the Reverse Stock Split Effective Time, multiplied by (B) the amount of such Fractional Share.  From and after the Reverse Stock Split Effective Time, each holder of a Fractional Share shall have no further interest as a stockholder in the Corporation with respect to such Fractional Share.

SECOND:  The amendment of the Corporation’s Certificate of Incorporation as set forth above was approved by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

THIRD:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on _____________ ___, 20___.

IEC Electronics Corp.

By:
Name:	W. Barry Gilbert
Title:	Chairman and Chief Executive Officer

A-1

☐	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY IEC ELECTRONICS CORP.	With- For All For hold Except
ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, FEBRUARY 4, 2009	1. Election of six (6) directors ☐ ☐ ☐

The undersigned, revoking all prior proxies, hereby appoints W. Barry Gilbert and Justin L. Vigdor, and either one of them with full power of substitution, as proxy or proxies to vote for the undersigned, in the name of the undersigned, all of the Common Stock of IEC Electronics Corp. (the "Company") of the undersigned, as if the undersigned were personally present and voting at the Company's Annual Meeting of Stockholders to be held at the office of the Company, 105 Norton Street, Newark, New York on February 4, 2009 at 9:00 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, upon the following matters:

01 W. Barry Gilbert        02 Michael G. Brudek
03 Eben S. Moulton        04 James C. Rowe
05 Carl E. Sassano           06 Jerold L. Zimmerman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2.	Proposal to approve amendment to Company's Certificate of Incorporation to effect a reverse stock split..	For ☐	Against ☐	Abstain ☐
3.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SPECIFIED IN THE PROXY STATEMENT AND FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

Detach above card, sign, date and mail in postage paid envelope provided.
IEC ELECTRONICS CORP.

IMPORTANT: Sign the Proxy exactly as your name or names appear on your Common Stock certificate; in the case of Common Stock held in joint tenancy, each joint tenant must sign. Fiduciaries should indicate their full titles and the capacity in which they sign. Please complete, sign, date and return this Proxy promptly in the enclosed envelope.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

 IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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